PLS CPA, APROFESSIONAL CORPORATION

t 4725 Mercury Street #210 t SAN DIEGO t CALIFORNIA 92111 t

t TELEPHONE (858)722-5953 t FAX (858) 761-0341  t FAX (858) 433-2979

t E-MAIL changgpark@gmail.com t

July 13, 2012

To Whom It May Concern:

We consent to the incorporation by reference in the registration statements on Form 10-K of Lisboa Leisure, Inc. of our report dated on July 13, 2012, with respect to the audited financial statements of Lisboa Leisure, Inc., included in Form 10-K for the year ended May 31, 2012.

Very truly yours,

/s/ PLS  CPA

PLS CPA, A Professional Corp.

San Diego, CA 92111

Registered with the Public Company Accounting Oversight Board